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                                                                     Exhibit 5.1

                               [CBRE LETTERHEAD]
July 5, 2001

CB Richard Ellis Services, Inc.
200 North Sepulveda Boulevard
El Segundo, CA 90245

     Re:  CB Richard Ellis Services, Inc. - Registration Statement on Form S-8
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          for Offering of an Aggregate of 2,000,000 Shares of Common Stock
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Ladies and Gentlemen:

     I have acted as counsel to CB Richard Ellis Services, Inc., a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-8 to be filed on July 5, 2001 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering 2,000,000 shares of the Company's Common Stock, $0.01 par value per share (the "Shares").

     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

     I have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the establishment of its Deferred Compensation Plan (the "Plan") and originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as I have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, I have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to me as conformed or reproduction copies. As to various questions of fact relevant to such opinion, I have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

     Based upon the foregoing review, I am of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Plan, and the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any subsequent amendment thereto. In giving such consent, I do not consider that I am an "expert" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit, or otherwise.

     This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                              Very truly yours,

                              /s/ Walter V. Stafford
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